Filed Pursuant to Rule 433
Registration Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Class C Capital Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc. and the Common Stock of Apple Inc. due November 27, 2029
Term Sheet to Preliminary Pricing Supplement dated November 12, 2025

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying Stocks:	The Class C Capital Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc. and the Common Stock of Apple Inc.
Pricing Date*:	November 21, 2025
Issue Date*:	November 26, 2025
Maturity Date*:	November 27, 2029
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:
If the stock closing price of the Lowest Performing Underlying Stock on any Call Date is greater than or equal to its Starting Price, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:
The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 26.40% per annum (to be determined on the Pricing Date). See “Call Dates and Call Premiums” on page 2.

Lowest Performing Underlying Stock:	The Lowest Performing Underlying Stock on any Call Date is the Underlying Stock with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying Stock on any Call Date, its stock closing price on such Call Date divided by its Starting Price (expressed as a percentage).
Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security:
●
If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Starting Price but greater than or equal to its Threshold Price: $1,000; or
●
If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price:
$1,000 × Performance Factor of the Lowest Performing Underlying Stock on the Final Calculation Day

Starting Price:	For each Underlying Stock, its stock closing price on the Pricing Date
Ending Price:	For each Underlying Stock, its stock closing price on the Final Calculation Day
Threshold Price:	For each Underlying Stock, 75% of its Starting Price.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711KX43
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.
Hypothetical Payout Profile***

Hypothetical Payment at Maturity
Least Performing Underlying
First Call Date
Thirteenth Call Date
Twenty Fifth Call Date
Final Call Date
Final Call Date (Call Premium: 105.60%)
Twenty Fifth Call Date (Call Premium: 79.20%)
Thirteenth Call Date (Call Premium: 52.80%)
First Call Date (Call Premium: 26.40%)
75% Contingent Downside Protection
Security Return
100%
50%
0%
-50%
-100%
-100%
-80%
-60%
-40%
-25%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Least Performimg Underlying Stock from Pricing Date to Applicable Call Date

*** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determinedGeorgia on the Pricing Date.
If the Securities are not automatically called and the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price, you will lose more than 25%, and possibly all, of the principal amount of your Securities on the Maturity Date.
Any positive return on the Securities will be limited to any applicable Call Premium, even if the stock closing price of the Lowest Performing Underlying Stock on the applicable Call Date significantly exceeds its Starting Price. You will not participate in any appreciation of any Underlying Stock beyond any applicable Call Premium.
The initial estimated value of the Securities as of the pricing date is expected to be between $894.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-22 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870425019459/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums
Call Date	Call Premium†	Call Date	Call Premium†
November 27, 2026	At least 26.40% of the principal amount	June 26, 2028	At least 68.20% of the principal amount
December 28, 2026	At least 28.60% of the principal amount	July 26, 2028	At least 70.40% of the principal amount
January 26, 2027	At least 30.80% of the principal amount	August 28, 2028	At least 72.60% of the principal amount
February 26, 2027	At least 33.00% of the principal amount	September 26, 2028	At least 74.80% of the principal amount
March 29, 2027	At least 35.20% of the principal amount	October 26, 2028	At least 77.00% of the principal amount
April 26, 2027	At least 37.40% of the principal amount	November 27, 2028	At least 79.20% of the principal amount
May 26, 2027	At least 39.60% of the principal amount	December 26, 2028	At least 81.40% of the principal amount
June 28, 2027	At least 41.80% of the principal amount	January 26, 2029	At least 83.60% of the principal amount
July 26, 2027	At least 44.00% of the principal amount	February 26, 2029	At least 85.80% of the principal amount
August 26, 2027	At least 46.20% of the principal amount	March 26, 2029	At least 88.00% of the principal amount
September 27, 2027	At least 48.40% of the principal amount	April 26, 2029	At least 90.20% of the principal amount
October 26, 2027	At least 50.60% of the principal amount	May 29, 2029	At least 92.40% of the principal amount
November 26, 2027	At least 52.80% of the principal amount	June 26, 2029	At least 94.60% of the principal amount
December 27, 2027	At least 55.00% of the principal amount	July 26, 2029	At least 96.80% of the principal amount
January 26, 2028	At least 57.20% of the principal amount	August 27, 2029	At least 99.00% of the principal amount
February 28, 2028	At least 59.40% of the principal amount	September 26, 2029	At least 101.20% of the principal amount
March 27, 2028	At least 61.60% of the principal amount	October 26, 2029	At least 103.40% of the principal amount
April 26, 2028	At least 63.80% of the principal amount	November 21, 2029 (the "Final Calculation Day")	At least 105.60% of the principal amount
May 26, 2028	At least 66.00% of the principal amount
† to be determined on the Pricing Date.
Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
●
Your investment may result in a loss; there is no guaranteed return of principal.
●
Any positive investment return on the Securities is limited.
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The Securities do not bear interest.
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The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the prices of the Underlying Stocks other than on the Call Dates.
●
The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
●
Because the Securities are linked to the lowest performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the stock closing price of one Underlying Stock is always greater than or equal to its Starting Price or Threshold Price.
●
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
●
A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.
●
Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●
BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
●
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying Stocks, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
o
The Securities may become linked to the common stock of a company other than an original Underlying Stock Issuer.
o
We cannot control actions by an Underlying Stock Issuer.
o
We and our affiliates have no affiliation with any Underlying Stock Issuer and have not independently verified any public disclosure of information.
o
You have limited anti-dilution protection.
●
The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated November 12, 2025, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.